                                                                   EXHIBIT 10.17

                                                                (EXECUTION COPY)


                              TAX SHARING AGREEMENT

                                  BY AND AMONG

                               CENTEX CORPORATION

                               AND ITS AFFILIATES

                                      AND

                             CAVCO INDUSTRIES, INC.


Dated June 30, 2003

         This TAX SHARING AGREEMENT (the "Agreement") dated as of June 30, 2003, by and among Centex Corporation ("Centex"), a Nevada corporation and each Centex Affiliate (as defined below), and Cavco Industries, Inc. ("Cavco"), a newly formed Delaware corporation and indirect, wholly owned subsidiary of Centex, is entered into in connection with the Distribution (as defined below).

                                    RECITALS

         WHEREAS, the Centex Board of Directors has determined, subject to certain conditions, that it is appropriate and desirable to make a pro rata distribution of one hundred percent (100%) of the stock of Cavco to its common shareholders, with cash distributed in lieu of any fractional shares of Cavco, on the Distribution Date, as defined below (the "Public Distribution"); and

         WHEREAS, in order to consummate the Public Distribution, it is necessary and desirable for AAA Holdings, Inc. ("AAA"), a Delaware corporation and currently the direct parent of Cavco Industries, LLC ("Cavco LLC") to form Cavco and to then merge Cavco LLC with and into Cavco (the "Merger"); and

         WHEREAS, in order to consummate the Public Distribution, it is necessary and desirable for AAA to make a pro rata distribution of one hundred percent (100%) of the stock of Cavco to its sole shareholder, Centex Real Estate Corporation ("CREC") (the "Internal Distribution 1"); and

         WHEREAS, in order to consummate the Public Distribution, it is necessary and desirable for CREC to make a pro rata distribution of one hundred percent (100%) of the stock of Cavco to its sole shareholder, Centex International, Inc. ("International") (the "Internal Distribution 2"); and

         WHEREAS, in order to consummate the Public Distribution, it is necessary and desirable for International to make a pro rata distribution of one hundred percent (100%) of the stock of Cavco to its sole shareholder, Centex (the "Internal Distribution 3"); and

         WHEREAS, the Merger is intended to qualify as a reorganization under section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Public Distribution and Internal Distributions 1 through 3 (collectively the "Internal Distributions") are intended to qualify as tax free distributions under Code section 355; and

         WHEREAS, it is appropriate and desirable to set forth the principles and responsibilities of the parties to this Agreement regarding the allocation of Tax (as defined below) and other related liabilities and adjustments with respect to Taxes, Tax contests and other related Tax matters; and

         WHEREAS, to that end, the parties wish to enter into this Tax Sharing Agreement;

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         "Audit" includes any audit, assessment of Taxes, other examination by any Tax Authority, proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial.

         "Centex Affiliate" means any corporation or other entity directly or indirectly controlled by Centex, excluding Cavco.

         "Centex Group" means the affiliated group of corporations as defined in
Section 1504 (a) of the Code, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which Centex is the common parent, and any corporation or other entity which may be, may have been or may become a member of such group from time to time, but excluding Cavco.

         "Combined Group" means a group of corporations or other entities that files a Combined Return.

         "Combined Return" means any Tax Return with respect to Non-Federal Taxes filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination) or unitary basis wherein Cavco joins in the filing of such Tax Return (for any taxable period or portion thereof) with Centex or one or more Centex Affiliates.

         "Consolidated Group" means an affiliated group of corporations within the meaning of Section 1504 (a) of the Code that files a Consolidated Return.

         "Consolidated Return" means any Tax Return with respect to Federal Income Taxes filed on a consolidated basis wherein Cavco joins in the filing of such Tax Return (for any taxable period or portion thereof) with Centex or one or more Centex Affiliates.

         "Distribution" means the Internal Distributions and/or the Public Distribution.

         "Distribution Date" means the close of business on the date on which the Public Distribution is effected.

         "Federal Income Tax" means any Tax imposed under Subtitle A of the Code (including the Taxes imposed by Sections 11, 55, 59A, and 1201(a) of the Code), and any interest, additions to Tax or penalties applicable or related thereto, and any other income-based United States federal Tax which is hereinafter imposed upon corporations.

         "Federal Tax" means any Tax imposed or required to be withheld by any Tax Authority of the United States.

         "Final Determination" means any of (a) the final resolution of any Tax (or other matter) for a taxable period, including related interest or penalties, that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise, including (1) by the expiration of a statute of limitations or a period for the filing of claims for refunds, amending Tax Returns, appealing from adverse determinations, or recovering any refund (including by offset), (2) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable, (3) by a closing agreement or an accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreements under laws of other jurisdictions, (4) by execution of an Internal Revenue Service Form 870 or 870AD, or by a comparable form under the laws of other jurisdictions (excluding, however, with respect to a particular Tax Item for a particular taxable period any such form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of the Tax Authority to assert a further deficiency with respect to such Tax Item for such period), or (5) by any allowance of a refund or credit, but only after the expiration of all periods during which such refund or credit may be recovered (including by way of offset), or (b) the payment of Tax by any member of the Consolidated Group or Combined Group with respect to any Tax Item disallowed or adjusted by a Tax Authority provided that Centex determines that no action should be taken to recoup such payment.

         "Income Taxes" means (a) any Tax based upon, measured by, or calculated with respect to (1) net income or profits (including any capital gains Tax, minimum Tax and any Tax on items of Tax preference, but not including sales, use, real or personal property, gross or net receipts, transfer or similar Taxes) or (2) multiple bases if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to, is described in clause (1) above, or (b) any U.S. state or local franchise Tax.

         "Interest Accrual Period" has the meaning set forth in Section 6.4 of this Agreement.

         "Non-Federal Combined Tax" means any Non-Federal Tax with respect to which a Combined Return is filed.

         "Non-Federal Separate Tax" means any Non-Federal Tax other than a Non-Federal Combined Tax.

         "Non-Federal Tax" means any Tax other than a Federal Tax.

         "Payment Period" has the meaning set forth in Section 5.3 of this Agreement.

         "Post-Distribution Period" means a taxable period beginning after the Distribution Date.

         "Pre-Distribution Period" means a taxable period beginning on or before the Distribution Date.

         "Privilege" means any privilege that may be asserted under applicable law including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege, and any privilege relating to internal evaluation processes.

         "Restructuring Tax" means any Tax imposed upon Centex or a Centex Affiliate and reasonable professional fees that are attributable to, or result from, the failure of the Distribution to qualify under Section 355 of the Code (including any Tax attributable to the application of Section 355(e) or Section 355(f) of the Code to the Distribution) or corresponding provisions of the laws of other jurisdictions. Each Tax referred to in the preceding sentence shall be determined using the highest marginal corporate Tax rate for the relevant taxable period (or any portion thereof). For the avoidance of doubt, Restructuring Tax does not include an amount described in this paragraph that is imposed upon a shareholder of Centex in its capacity as a shareholder of Centex.

         "Ruling Documents" means (a) the request for a ruling under Section 355 and various other sections of the Code, filed with the Service on November 5, 2002, together with any supplemental filings or ruling requests or other materials subsequently submitted on behalf of Centex, its subsidiaries and shareholders to the Service, the appendices and exhibits thereto, and any rulings issued by the Service to Centex (or any Centex Affiliate) in connection with the Distribution or (b) any similar filings submitted to, or rulings issued by, any other Tax Authority in connection with the Distribution.

         "Separate Return" means any Tax Return with respect to Non-Federal Separate Taxes filed by Centex, Cavco, or any of their respective affiliates.

         "Service" means the Internal Revenue Service.

         "Tax" means any charges, fees, levies, imposts, duties, or other assessments of a similar nature, including income, alternative or add-on minimum, gross receipts, profits, lease, service, service use, wage, wage withholding, employment, workers compensation, business occupation, occupation, premiums, environmental, estimated, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, withholding, social security, unemployment, disability, ad valorem, estimated, highway use, commercial rent, capital stock, paid up capital, recording, registration, property, real property gains, value added, business license, custom duties, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Tax Authority including any interest, additions to tax, or penalties applicable or related thereto.

         "Tax Authority" means governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the Service).

         "Tax Item" means any item of income, gain, loss, deduction or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

         "Tax Return" means any return, report, certificate, form or similar statement or document (including, any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) required to be supplied to, or filed with, a Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

                                    ARTICLE 2
                      PREPARATION AND FILING OF TAX RETURNS

2.1      In General.

         (a) Centex shall have the sole and exclusive responsibility for the preparation and filing of the following Tax Returns: (1) all Consolidated Returns for any Pre-Distribution Period, (2) all Combined Returns for any Pre-Distribution Period, and (3) any Separate Return for any Pre-Distribution Period beginning before and ending on or before the Distribution Date (specifically including, but not limited to, any Texas franchise tax returns for the fiscal year ending March 31,
                  2003).

         (b) Except as provided in Section 2.1(a) of this Agreement, Cavco shall have the sole and exclusive responsibility for the preparation and filing of all other Tax Returns for Cavco (or which relate to its businesses, assets or activities) which are required to be filed for any Pre-Distribution Period (including (i) any Pre-Distribution Period beginning before and ending on or before the Distribution Date and (ii) any Pre-Distribution Period beginning before and ending after the Distribution Date) and any Post-Distribution Period.

2.2      Manner of Filing Tax Returns.

         (a) All Tax Returns filed after the date of this Agreement by Centex, any Centex Affiliate, or Cavco shall be

                  (1) prepared in a manner that is consistent with the Ruling Documents, and

                  (2) filed on a timely basis (including extensions) by the party responsible for such filing under Section 2.1 of this Agreement.

         (b) Centex and Cavco agree to file all Tax Returns for any Pre-Distribution Period, as provided for in Section 2.1, and to take all other actions in a manner consistent with the position that Cavco is part of any Consolidated Group and any Combined Group for all days through and including the Distribution Date.

         (c) Except as otherwise provided in this Section 2.2, Centex shall have the exclusive right, in its sole discretion, with respect to any Tax Return described in Section 2.1(a) of this Agreement to determine:

                  (1) the manner in which such Tax Return shall be prepared and filed, including the elections, methods of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported;

                  (2)      whether any extensions maybe requested;

                  (3) the elections that will be made by Centex, any Centex Affiliate, and Cavco in such Tax Return;

                  (4)      whether any amended Tax Returns shall be filed;

                  (5)      whether any claims for refund shall be made;

                  (6) whether any refunds shall be paid by way of refund or credited against any liability for the related Tax; and

                  (7) whether to retain outside specialists to prepare such Tax Return, whom to retain for such purpose and the scope of any such retainer.

         (d) In the event that a Tax Item is includable in a Tax Return described in Section 2.1(a) of this Agreement and also in a Tax Return described in Section 2.1(b) of this Agreement that is filed after the date of this Agreement, Cavco preparing, or causing the preparation of, such Tax Return under Section 2.1(b) of this Agreement shall conform the treatment of such Tax Item in such Tax Return described in Section 2.1(b) of this Agreement to the treatment of such Tax Item in the applicable Tax Return described in Section 2.1(a) of this Agreement.

         (e) Any Tax Return described in (1) Section 2.1(a) of this Agreement (but only with respect to Tax Items of Cavco) or (2)
                  Section 2.1(b) of this Agreement in either case which Tax Return is filed after the date of this Agreement, shall be prepared on a basis consistent with the elections, methods of accounting, positions, conventions and principles of taxation and the manner in which any Tax Item or other information is reported as reflected on the most recently filed Tax Returns involving similar matters. The preceding sentence shall not apply (1) to the extent otherwise required by Section 2.2(a)(1) of this Agreement or (2) if (i) Cavco obtains Centex's prior written consent (which consent shall not be unreasonably withheld),
                  (ii) there has been a controlling change in law or circumstances, or (iii) the failure to be consistent will not result in an increased Tax liability to, or reduction in a Tax Asset of, Centex or any Centex Affiliate with respect to a Pre-Distribution Period, not fully compensated by Cavco. For purposes of this Section 2.2(e), a controlling change in law or circumstances includes, with respect to Post-Distribution Periods (but not Pre-Distribution Periods), permission to change a method of accounting granted by the relevant Tax Authority.

2.3 Agent. Cavco hereby irrevocably designates Centex as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as Centex, in its sole discretion, may deem appropriate in any and all matters (including Audits) relating to any Tax Return described in Section 2.1(a) of this Agreement.

2.4      Provision of Tax Return Information.

         (a) Both Cavco and Centex agree to provide all documents and information, and to make available their employees and officers, as may be reasonably requested by either party to prepare any Tax Return described in Section 2.1 of this Agreement.

         (b) In the case of any Tax Return described in Section 2.1(a) that is filed after the date of this Agreement, Centex shall, upon request of Cavco, provide Cavco a copy of each such Tax Return and all related Tax accounting work papers to the extent that they relate to Cavco.

         (c) In the case of any Tax Return in Centex's possession that was filed before the date of this Agreement, Centex shall, upon request of Cavco, provide Cavco a copy of each such Tax Return and all related Tax accounting work papers to the extent that they relate to Cavco.

         (d) Notwithstanding any other provision of this Agreement, no member of the Centex Group shall be required to provide Cavco access to or copies of:

                  (1) any information that relates to any member of the Centex Group,

                  (2) any information as to which any member of the Centex Group is entitled to assert the protection of any Privilege, or

                  (3) any information as to which any member of the Centex Group is subject to an obligation to maintain the confidentiality of such information.

                  Centex shall use reasonable efforts to separate any such information from any other information to which Cavco is entitled to access or to which Cavco is entitled to copy under this Agreement, to the extent consistent with preserving its rights under this Section 2.4(d).

                                    ARTICLE 3
                        TAX SHARING AND PAYMENT OF TAXES

3.1 Cavco Liability for Payment of Taxes. Cavco shall pay to the appropriate Tax Authorities all Taxes due and payable for all Pre-Distribution Periods and all Post-Distribution Periods for which it is responsible for filing any Tax Return pursuant to Section 2.1(b). Cavco shall also provide Centex a check made payable to the appropriate Tax Authority for all Taxes due and payable for any Pre-Distribution Period for which Centex is responsible for filing any Separate Return pursuant to Section 2.1(a)(3). Cavco shall deliver such check to Centex within 5 days of Centex's request for such payment.

3.2      Centex Liability for Payment of Taxes. Except as provided in
         Section 3.1 (with respect to Cavco's payment of any Tax that may be due of a Separate Return filed by Centex pursuant to Section 2.1 (a)(3)), Centex shall pay to the appropriate Tax Authorities all Taxes due and payable for all Pre-Distribution Periods for which it is responsible for filing any Tax Return pursuant to Section 2.1.

3.3 Additional Liability Allocation. Except with respect to any Restructuring Tax, Cavco shall have no further liability to Centex for any Taxes for any Pre-Distribution Period for which Centex is responsible for filing any Tax Return pursuant to Section 2.1(a)(1) and 2.1(a)(2).

                                    ARTICLE 4
                                 DECONSOLIDATION

4.1      Distribution Related Items.

         (a)      Restrictions on Certain Post-Distribution Actions.

                  (1) Cavco Restrictions. Cavco covenants to Centex that it will not take or fail to take any action where such action or failure to act would cause the Merger and Distribution to fail to qualify under Sections 355(a) and 368(a)(1)(D) of the Code or any corresponding provisions of state or local law. Without limiting the foregoing, Cavco covenants to Centex that: (i) during the two-year period following the Distribution Date, Cavco will not liquidate, merge or consolidate with any other person; (ii) during the two-year period following the Distribution Date, Cavco will not sell, exchange, or distribute or otherwise dispose of all or a substantial portion of its assets except in the ordinary course of business; (iii) during the two-year period following the Distribution Date, Cavco will continue the active conduct of the historic business as transferred to it in the Merger;
                           (iv) Cavco will not take any action inconsistent with the information and representations in the Ruling

                           Documents; (v) Cavco will not repurchase stock of Cavco in a manner contrary to the requirements of
                           Section 4.05(1)(b) of Revenue Procedure 96-30 or in a manner contrary to the representations made in the Ruling Documents; and (vi) Cavco will not enter into any negotiations, agreements or arrangements with respect to any of the foregoing.

                  (2) Centex Restrictions. Centex covenants to Cavco that it will not take or fail to take any action where such action or failure to act would cause the Merger and Distribution to fail to qualify under Sections 355(a) and 368(a)(1)(D) of the Code or any corresponding provisions of state or local law.

         (b)      Liability for Undertaking Certain Actions.

                  (1) Cavco Liability. Cavco shall be responsible for one hundred percent (100%) of any Restructuring Taxes that are attributable to, or result from, any act or failure to act described in Section 4.1(a)(1) of this Agreement by Cavco. Cavco shall indemnify Centex, each Centex Affiliate and their directors, officers and employees and hold them harmless from and against any such Restructuring Taxes.

                  (2) Centex Liability. Centex and each Centex Affiliate shall be responsible for one hundred percent (100%) of any Restructuring Taxes that are attributable to, or result from, any act or failure to act described in Section 4.1(a)(2) of this Agreement by Centex or any Centex Affiliate. Centex and each Centex Affiliate shall jointly and severally indemnify Cavco and their directors, officers and employees and hold them harmless from and against any such Restructuring Tax.

         (c) Information. Centex has provided Cavco with copies of the Ruling Documents submitted on or prior to the date hereof, and shall provide Cavco with copies of any additional Ruling Documents prepared after the date hereof prior to the submission of such Ruling Documents to a Tax Authority.

         (d) Liability for Breach of Representation. Each of Centex and Cavco hereby represents that (1) it has read the Ruling Documents submitted on or prior to the date hereof, (2) all information contained in such Ruling Documents that concerns or relates to such party or any affiliate of such party, other than information which is provided by an external expert, is true, correct and complete in all material respects, and (3) except to the extent that such party shall have notified the other party in writing to the contrary and with reasonable specificity prior to the Distribution Date, all such information that concerns or relates to such party or any affiliate of such party, other than information which is provided by an external expert, is and will be true, correct and complete in all material respects as of the Distribution Date.

                  Cavco acknowledges and agrees that the term "Ruling Documents," whenever used in this Agreement, includes all filings or ruling requests or other materials, appendices and exhibits submitted after the date hereof to the Service or any Tax Authority in connection with the Distribution and provided by Centex to Cavco under Section 4.1 of this Agreement.

                  If any Tax Authority withdraws any portion of a ruling issued to Centex in connection with the Distribution because of a breach by Cavco of a representation made in this Section 4.1, Cavco shall be responsible for one hundred percent (100%) of any Restructuring Taxes. In such event, Cavco shall indemnify Centex, each Centex Affiliate and their directors, officers and employees and hold them harmless from and against any Restructuring Taxes. If any Tax Authority withdraws any portion of a ruling issued to Centex in connection with the Distribution because of a breach by Centex or any Centex Affiliate of a representation made in this Section 4.1, Centex and each Centex Affiliate shall be responsible for one hundred percent (100%) of any Restructuring Taxes. In such event, Centex and each Centex Affiliate shall jointly and severally indemnify Cavco and its directors, officers and employees and hold them harmless from and against any Restructuring Taxes.

         (e) Payment. Cavco shall make or cause to be made all payments for which it may be liable under this Section 4.1. Such payments shall be made to Centex or to the appropriate Tax Authority as specified by Centex no later than five (5) days after delivery by Centex to Cavco of written notice of a payment by or liability of Centex (or a Centex Affiliate or a director, officer or employee) based on a Final Determination, together with a computation of the amounts due.

4.2 Information for Shareholders. Centex shall provide each shareholder that receives stock of Cavco pursuant to the Public Distribution with the information necessary for such shareholder to comply with the requirements of Section 355 of the Code and the Treasury regulations thereunder with respect to statements that such shareholders must file with their Federal Income Tax Returns demonstrating the applicability of Section 355 of the Code to the Public Distribution.

4.3 Special Indemnification. Centex expressly agrees to indemnify Cavco for any Federal Income Tax with respect to any Consolidated Return for which Centex is responsible for filing pursuant to Section 2.1(a)(l) in the event that Cavco is liable to the Service for any such Federal Income Tax pursuant to Treasury Regulation section 1.1502-6.

                                   ARTICLE 5
                             ADDITIONAL OBLIGATIONS

5.1      Provision of Information.

         (a) Cavco shall furnish to Centex in a timely manner such information and documents as Centex may reasonably request for purposes of (1) preparing any Tax Return for which Centex has filing responsibility under this Agreement,
                  (2) contesting or defending any Audit, and (3) making any determination or computation necessary or appropriate under this Agreement.

         (b) Cavco shall make its employees available to provide explanations of documents and other materials and such other information as Centex may reasonably request in connection with any of the foregoing.

         (c) Cavco shall cooperate in any Audit of any Consolidated Return or Combined Return.

         (d) Cavco shall retain and provide on demand books, records, documentation or other information relating to any Tax Return until the later of (1) the expiration of the applicable statute of limitations (giving effect to any extension, waiver, or mitigation thereof) and (2) in the event any claim is made under this Agreement for which such information is relevant, until a Final Determination with respect to such claim.

         (e) Cavco shall take such action as Centex may reasonably deem appropriate in connection with the provision of information under this Section 5.1.

5.2      Indemnification.

         (a) Failure to Pay. Centex and each Centex Affiliate shall jointly and severally indemnify Cavco and its respective directors, officers and employees, and hold them harmless from and against any loss, cost, damage or expense, including reasonable attorneys' fees and costs, that is attributable to, or results from the failure of Centex, any Centex Affiliate or any director, officer or employee to make any payment required to be made under this Agreement. Cavco shall indemnify Centex, each Centex Affiliate and their respective directors, officers and employees, and hold them harmless from and against any loss, cost, damage or expense, including reasonable attorneys' fees and costs, that is attributable to, or results from, the failure of Cavco or any director, officer or employee to make any payment required to be made under this Agreement.

         (b) Inaccurate or Incomplete Information. Centex and each Centex Affiliate shall jointly and severally indemnify Cavco and their respective directors, officers and employees, and hold them harmless from and against any cost, fine, penalty, or other expense of any kind attributable to the negligence of Centex or any Centex Affiliate in supplying Cavco with inaccurate or incomplete information, in connection with the preparation of any Tax Return. Cavco shall indemnify Centex, each Centex Affiliate and their respective directors, officers and employees, and hold them harmless from and against any cost, fine, penalty, or other expenses of any kind attributable to the negligence of Cavco in supplying Centex or any Centex Affiliate with inaccurate or incomplete information, in connection with the preparation of any Tax Return.

5.3 Interest. Payments pursuant to this Agreement that are not made within the period prescribed in this Agreement or, if no period is prescribed, within thirty (30) days after demand for payment is made (the "Payment Period") shall bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment (the "Interest Accrual Period") at a per annum rate equal to Cavco's weighted average interest rate for debt capital for each year, or part thereof, included in the Interest Accrual Period plus 50 basis points. Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

                                    ARTICLE 6
                                     AUDITS

6.1      In General.

         (a) Centex shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of Centex, any Centex Affiliate, or Cavco in any Audit relating to any Tax Return described in Section 2.1(a)(1) or 2.1(a)(2) of this Agreement and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit.

         (b) Cavco shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of Cavco in any Audit relating to any Tax Return described in Section 2.1(b) or Section 2.1(a)(3) of this Agreement and to resolve, settle, or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit

         (c) After the Distribution Date, Centex and Cavco shall cooperate in order to transfer to Cavco the exclusive right to control, contest and represent the interests of Cavco in any Audit and to resolve, settle, or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit in each case relating to all Separate Returns of Cavco relating to Non-Federal Separate Taxes.

6.2 Notice. If after the Distribution Date, Centex or any member of the Centex Group receives written notice of, or relating to, an Audit from a Tax Authority that asserts, proposes or recommends a deficiency, claim or adjustment that, if sustained, would result in any Restructuring Taxes for which Cavco could be responsible under this Agreement, Centex shall notify Cavco in writing of such deficiency, claim or adjustment within ten (10) days of its receipt. If Cavco receives written notice of or relating to an audit from a Tax Authority with respect to a Tax Return described in Section 2.1(a)(1) or 2.1
         (a)(2) of this Agreement, Cavco shall provide a copy of such notice to Centex within ten (10) days of receiving such notice of such Audit, but in no case later than thirty (30) days before a response is required to be provided to the relevant Tax Authority.

6.3 Participation Rights

         (a) If a Tax Authority asserts, proposes or recommends a deficiency, claim or adjustment that, if sustained, would result in Restructuring Taxes for which Cavco could be responsible under this Agreement, and Cavco acknowledges in writing to Centex that, as between Cavco and Centex, Cavco shall be responsible for one hundred percent (100%) of any such Restructuring Taxes that are determined pursuant to a Final Determination, then (1) Centex shall take all actions requested by Cavco to contest such deficiency, claim or adjustment, including administrative and judicial proceedings;
                  (2) Cavco shall have the right to fully participate with respect to such deficiency, claim or adjustment and related proceedings and Centex shall accept all reasonable suggestions by Cavco in connection with the management and substance of such proceedings, and (3) in no event shall Centex settle or compromise any such deficiency, claim or adjustment without the written consent of Cavco.

         (b) If a Tax Authority asserts, proposes or recommends a deficiency, claim or adjustment that, if sustained, would result in Restructuring Taxes for which Cavco could be responsible under this Agreement and has not admitted liability for such Restructuring Taxes pursuant to Section 6.3(a):

                  (1) Centex shall keep Cavco informed in a timely manner of all material actions taken or proposed to be taken by Centex in connection with such deficiency, claim or adjustment;

                  (2) Centex shall reasonably consider any comments that Cavco makes with respect to the handling of the case and provide Cavco an opportunity to attend any meetings with the Tax Authority; and

                  (3) Centex shall have no obligation to appeal a determination of any Tax Authority in any judicial forum.

6.4 Failure to Notify, Etc. The failure of Centex promptly to notify Cavco of any matter relating to a particular Tax for a taxable period or to take any action specified in Section 6.3 of this Agreement shall not relieve Cavco of any liability and/or obligation which it may have to Centex or any Centex Affiliate under this Agreement with respect to such Restructuring Taxes except to the extent that Cavco's rights hereunder are materially prejudiced by such failure and in no event shall such failure relieve Cavco of any other liability and/or obligation which it may have to Centex or any Centex Affiliate.

                                    ARTICLE 7
                               DISPUTE RESOLUTION

7.1 Governed by Distribution Agreement. Any dispute arising out of or relating to this Agreement, including the breach or termination hereof, shall be resolved in accordance with the procedures specified in
         Article 8 of that certain Distribution Agreement between Centex and Cavco dated as of May 30, 2003 to which this Agreement is attached as an exhibit.

                                    ARTICLE 8
                                  MISCELLANEOUS

8.1 Effectiveness. This Agreement shall become effective upon execution by both parties hereto.

8.2 Notices. Any notice, request, instruction or other document to be given or delivered under this Agreement by any party to another party shall be in writing and shall be deemed to have been duly given or delivered when (1) delivered in person, (2) sent by facsimile, (3) deposited in the United States mail, postage prepaid and sent certified mail, return receipt requested, or (4) delivered to Federal Express or similar service for overnight delivery to the address of the party set forth below.

                           If to Centex or any Centex Affiliate, to:

                           Centex Corporation
                           2728 North Harwood
                           Dallas, Texas 75201
                           Fax No.: (214) 981-6080
                           Attention: Michael Albright

                           With copy to:

                           Centex Corporation
                           2728 North Harwood
                           Dallas, TX 75201
                           Fax. No.: (214) 981-6855
                           Attention: General Counsel

                           If to Cavco:

                           Cavco Industries, Inc.
                           1001 North Central Avenue
                           Suite 800
                           Phoenix, Arizona 85004
                           Fax No.: (602) 256-6189
                           Attention: Chief Executive Officer

         Any party may, by written notice to the other parties, change the address or the party to which any notice, request, instruction or other document (or any copy thereof) is to be delivered.

8.3 Changes in Law. Any reference to a provision of the Code or a law of another jurisdiction shall include a reference to any applicable successor provision or law.

8.4 Confidentiality. Each party shall hold and cause its directors, officers, employees, advisors and consultants to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other parties hereto furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) previously known by the party to which it was furnished, (2) in the public domain through no fault of such party, or
         (3) later lawfully acquired from other sources not under a duty of confidentiality by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its directors, officers, employees, auditors, attorneys, financial advisors, bankers and other consultants who shall be advised of and agree to be bound by the provisions of this Section 9.4. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

8.5 Successors. This Agreement shall be binding on and inure to the benefit of any successor, by merger, acquisition of assets or otherwise, to any of the parties hereto, to the same extent as if such successor had been an original party.

8.6 Affiliates. Centex shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by a Centex Affiliate; provided, however, that if a Centex Affiliate ceases to be a Centex Affiliate as a result of a transfer of its stock or other ownership interests to a third party in exchange for consideration in an amount approximately equal to the fair market value of the stock or other ownership interests transferred and such consideration is not distributed outside of the Centex Group to the shareholders of Centex then Cavco shall, upon request, execute a release of such Centex Affiliate from its obligations under this Agreement upon such transfer provided that such Centex Affiliate shall have executed a release of any rights it may have against Cavco or any Cavco Affiliate by reason of this Agreement.

8.7 Authorization, Etc. Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such party.

8.8 Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and amends and restates all prior Tax sharing agreements between Centex or any Centex Affiliate and Cavco and such prior tax sharing agreements shall have no further force and effect.

8.9 Section Captions. Section captions used in this Agreement are for convenience and reference only and shall not affect the construction of this Agreement.

8.10 Governing Law. This Agreement shall be governed by and construed in accordance with laws of the State of Texas without giving effect to laws and principles relating to conflicts of law.

8.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

8.12 Severability. If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction (or an arbitrator or arbitration panel) to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions set forth herein shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants, and restrictions without including any of such which may be hereafter declared invalid, void, or unenforceable. In the event that any such term, provision, covenant or restriction is held to be invalid, void or unenforceable, the parties hereto shall use their best efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such terms, provisions, covenant, or restriction.

8.13 No Third Party Beneficiaries. This Agreement is solely for the benefit of Centex, the Centex Affiliates, and Cavco. This Agreement should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other rights in excess of those existing without this Agreement.

8.14 Waivers, Etc. No failure or delay on the part of the parties in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Agreement nor consent to any departure by the parties therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

8.15 Setoff. All payments to be made by any party under this Agreement shall be made without setoff, counterclaim, or withholding, all of which are expressly waived.

8.16 Change of Law. If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

                            [Signature Page Follows.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first above written.


                                     CENTEX CORPORATION, on behalf of itself
                                     and its affiliates

                                     By /s/ MICHAEL ALBRIGHT

                                     Name: Michael Albright
                                           ---------------------------------
                                     Title: Senior Vice President
                                            --------------------------------

                                     CAVCO INDUSTRIES, INC.

                                     By /s/ JOSEPH H. STEGMAYER

                                     Name: Joseph H. Stegmayer
                                           ---------------------------------
                                     Title: President and C.E.O.
                                            --------------------------------